Exhibit 99.1

Jack in the Box Inc. Announces Upcoming CFO Retirement

SAN DIEGO--(BUSINESS WIRE)--April 10, 2017--Jack in the Box Inc. (NASDAQ: JACK) today announced that Jerry Rebel plans to retire as the company’s Chief Financial Officer in 2018. The company will begin an external search for a new CFO, and Rebel will continue to serve as CFO until after the appointment of a successor. Rebel has agreed to provide any needed assistance to ensure a smooth transition once a successor has been hired.

“Jerry has been a key driver in the transformation of our business model since joining the company in 2003,” said Lenny Comma, Chairman and Chief Executive Officer. “The company, its shareholders and other stakeholders are better off as a result of his vision and leadership. We are extremely grateful for his many contributions to the organization, which have positioned us well for continued success.”

Under Rebel’s leadership as CFO beginning in January 2005, the company has dramatically increased the percentage of franchise ownership of the Jack in the Box® brand, and expanded its Qdoba Mexican Eats® concept. During his tenure as CFO:

  Franchise ownership of the Jack in the Box brand has increased from approximately 25 percent in 2005 to over 80 percent today.
  The company has returned nearly $2.3 billion of cash to shareholders through stock repurchases and dividends.
  Jack in the Box Inc. common stock has appreciated by more than 450 percent, as of market close on April 7, 2017.

“I’m proud to have been a part of an incredible group that has accomplished so much over the last 13 years and am grateful for the tremendous support and commitment of our employees, board of directors, franchisees and shareholders,” Rebel said. “I am confident in the company’s leadership team and its ability to drive continued success in the future.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291